Exhibit 10.9

**** indicates material that has been omitted pursuant to a request for confidential treatment. The omitted material has been filed separately with the U.S. Securities and Exchange Commission.

WORKING LAYER CATASTROPHE EXCESS OF LOSS REINSURANCE CONTRACT

EFFECTIVE: JUNE 1, 2016

ISSUED TO

HOMEOWNERS CHOICE PROPERTY & CASUALTY INSURANCE COMPANY

TAMPA, FLORIDA

Including any and/or all companies that are or may hereafter become affiliated therewith

WORKING LAYER CATASTROPHE EXCESS OF LOSS REINSURANCE CONTRACT

TABLE OF CONTENTS

ARTICLE 1
BUSINESS COVERED	1

ARTICLE 2
TERM	1

ARTICLE 3
SPECIAL TERMINATION	2

ARTICLE 4
TERRITORY	3

ARTICLE 5
EXCLUSIONS	3

ARTICLE 6
RETENTION AND LIMIT	5

ARTICLE 7
REINSURANCE PREMIUM	8

ARTICLE 8
EXPERIENCE ACCOUNT	8

ARTICLE 9
DEFINITIONS	8

ARTICLE 10
LOSS OCCURRENCE DEFINITION	11

ARTICLE 11
ACCESS TO RECORDS	12

ARTICLE 12
AGENCY	12

ARTICLE 13
ARBITRATION	13

ARTICLE 14
CONFIDENTIALITY	14

ARTICLE 15
COLLATERAL	15

ARTICLE 16
COLLATERAL RELEASE	16

ARTICLE 17
CURRENCY	17

ARTICLE 18
ENTIRE AGREEMENT	18

ARTICLE 19
ERROR AND OMISSIONS	18

ARTICLE 20
FEDERAL EXCISE TAX	18

ARTICLE 21
GOVERNING LAW	18

ARTICLE 22
INSOLVENCY	19

ARTICLE 23
LATE PAYMENTS	20

ARTICLE 24
LIABILITY OF THE REINSURER	21

ARTICLE 25
LIMITED RECOURSE AND BERMUDA REGULATIONS	22

ARTICLE 26
LOSS NOTICES AND SETTLEMENTS	22

ARTICLE 27
NON-WAIVER	23

ARTICLE 28
NOTICES AND AGREEMENT EXECUTION	23

ARTICLE 29
OFFSET	24

ARTICLE 30
OTHER REINSURANCE	24

ARTICLE 31
SALVAGE AND SUBROGATION	24

ARTICLE 32
SERVICE OF SUIT	24

ARTICLE 33
SEVERABILITY	25

ARTICLE 34
TAXES	25

ARTICLE 35
THIRD PARTY RIGHTS	26

ARTICLE 36
COMMUNICATIONS	26

ATTACHMENTS

Collateral Calculation Table

Nuclear Incident Exclusion Clause - Physical Damage – Reinsurance U.S.A.

Sanction Limitation And Exclusion Clause

WORKING LAYER CATASTROPHE EXCESS OF LOSS REINSURANCE CONTRACT

(hereinafter called the “Contract”)

EFFECTIVE: JUNE 1, 2016

issued to

HOMEOWNERS CHOICE PROPERTY & CASUALTY INSURANCE COMPANY

Including any and/or all companies that are or may hereafter become affiliated therewith

(hereinafter called the “Reinsured”)

by

THE SUBSCRIBING REINSURER(S) SPECIFIED IN THE INTERESTS AND LIABLITIES AGREEMENT

ATTACHED TO THIS CONTRACT

(hereinafter called, with other participants, the “Reinsurer”)

ARTICLE 1

BUSINESS COVERED

This Contract is to indemnify the Reinsured in respect of its net excess liability as a result of any loss or losses which may occur during the Term of this Contract under any policies, contracts and binders of insurance or reinsurance (hereinafter called “Policies’’) not covered by the Reinsured’s flood contract, in force at the effective date hereof or issued or renewed on or after that date, covering direct and assumed business classified by the Reinsured as the property perils of Homeowners, Condominium Owners, Renters and Dwelling, subject to the terms, conditions and limitations hereinafter set forth.

ARTICLE 2

TERM

1.	This Contract shall become effective at 12:00:01 a.m., Eastern Time, June 1, 2016, with respect to losses arising out of Loss Occurrences which commence at or after that time and date, and shall remain in force until 11:59:59 p.m., Eastern Time, May 31, 2021, unless earlier terminated in accordance with the provisions of the Special Termination Article herein.

2.	Pursuant to the terms of this Contract, the Reinsurer shall not be liable for Loss Occurrences which commence either prior to the effective time and date of this Contract or after the effective time and date of expiration or termination. In the event a Loss Occurrence covered hereunder is in progress at the end of any Contract Year, the Reinsurer’s liability hereunder shall, subject to the other terms and conditions of this Contract, be determined as if the entire Loss Occurrence had occurred prior to the end of such Contract Year, provided that no part of such Loss Occurrence is claimed in the subsequent Contract Year or against any renewal or replacement of this Contract.

ARTICLE 3

SPECIAL TERMINATION

1.	The Reinsured may terminate this Contract at the end of any Contract Year by giving written notice to the Reinsurer at least 30 days prior to the end of such Contract Year, in the event any of the following circumstances occur:

a.	The Florida Office of Insurance Regulation or other legal authority has ordered the Reinsurer to cease writing business; or

b.	The Reinsurer’s A.M. Best’s rating has been assigned or downgraded below A- and/or its Standard & Poor’s rating has been assigned or downgraded below BBB+; or

c.	The Reinsurer has become insolvent or has been placed into liquidation, receivership, supervision, administration, winding-up or under a scheme of arrangement or similar proceedings (whether voluntary or involuntary), or proceedings have been instituted against the Reinsurer for the appointment of a receiver, liquidator, rehabilitator, supervisor, administrator, conservator or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations.

2.	The Reinsured may terminate this Contract at the end of the Third or any subsequent Contract Year in the event the balance of the Experience Account is greater than zero as of the effective date of termination, by giving the Reinsurer at least 30 days prior written notice. In the event of termination in accordance with this paragraph, the liability of the parties hereunder shall be commuted. Upon commutation, the Reinsurer shall pay to the Reinsured an amount equal to the sum of the following:

a.	The outstanding reserves as of the date of termination for unpaid Ultimate Net Loss ceded under this Contract as mutually agreed upon by the parties to this Contract ; and

b.	90% of the balance of the Experience Account as of the date of termination.

Such payment shall constitute a full and final commutation and release of the Reinsured and the Reinsurer as respects all liability under this Contract, without the need for execution and delivery of any further documentation.

3.	The Reinsurer may immediately terminate this Contract by giving 10 days written notice to the Reinsured in the event the Reinsured fails to remit any premium installment payment due in accordance with the provisions of the Premium Article. Should the Reinsured remit payment during this notice period, the Reinsurer shall lose the right to terminate.

4.	The Reinsurer may terminate this Contract at the end of any Contract Year by giving written notice to the Reinsured in the event any of the following circumstances occur:

a.	The Reinsured has become insolvent or has been placed into liquidation, receivership, supervision, administration, winding-up or under a scheme of arrangement or similar proceedings (whether voluntary or involuntary), or proceedings have been instituted against the Reinsured for the appointment of a receiver, liquidator, rehabilitator, supervisor, administrator, conservator or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations; or

b.	A change of control and/or sale of the Reinsured.

5.	The Reinsurer may terminate this Contract at the end of the Third or any subsequent Contract Year in the event the balance of the Experience Account is less than zero as of the effective date of termination, by giving the Reinsured at least 30 days prior written notice.

ARTICLE 4

TERRITORY

The liability of the Reinsurer shall be limited to losses under Policies covering property located within the territorial limits of the State of Florida; but this limitation shall not apply to moveable property if the Reinsured’s Policies provide coverage when said moveable property is outside the aforementioned territorial limits.

ARTICLE 5

EXCLUSIONS

1.	This Contract does not apply to and specifically excludes the following:

a.	All excess of loss reinsurance assumed by the Reinsured.

b.	Reinsurance assumed by the Reinsured under obligatory reinsurance agreements, except intercompany reinsurance between the Reinsured and its affiliates and agency reinsurance where the policies involved are to be re-underwritten in accordance with the underwriting standards of the Reinsured and reissued as policies of the Reinsured at the next anniversary or expiration date.

c.	Financial guarantee and insolvency.

d.	Insurance policies classified by the Reinsured as Accident and Health, Fidelity and Surety, Boiler and Machinery, Workers’ Compensation, and Credit business.

e.	Flood and/or earthquake when written as such for standalone policies where flood and/or earthquake is the only named peril.

f.	Nuclear risks as defined in the “Nuclear Incident Exclusion Clause—Physical Damage -Reinsurance U.S.A.” attached to and forming part of this Contract.

g.	Loss or damage caused by or resulting from war, invasion, hostilities, acts of foreign enemies, civil war, rebellion, insurrection, military or usurped power, or martial law or confiscation by order of any government or public authority, but this exclusion shall not apply to loss or damage covered under a standard policy with a standard War Exclusion Clause.

h.	Loss or liability from any Pool, Association or Syndicate and any assessment or similar demand for payment related to the Florida Hurricane Catastrophe Fund or Citizens Property Insurance Corporation.

i.	All liability of the Reinsured arising by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund. “Insolvency Fund” includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, however denominated, established or governed, which provides for any assessment of or payment or assumption by the Reinsured of part or all of any claim, debt, charge, fee or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

j.	Loss and/or damage and/or costs and/or expenses arising from seepage and/or pollution and/or contamination, other than contamination from smoke. Nevertheless, this exclusion does not preclude payment of the cost of removing debris of property damaged by a loss otherwise covered hereunder, subject always to a limit of 25% of the Reinsured’s property loss under the applicable original policy.

k.	Loss, damage, cost or expense arising out of an act of terrorism involving the use of any biological, chemical, nuclear or radioactive agent, material, device or weapon.

l.	All liability arising out of mold, spores and/or fungus, but this exclusion shall not apply to those losses which follow as a direct result of a loss caused by a peril otherwise covered hereunder.

2.	With the exception of subparagraphs (c), (f), (g) and (k) of paragraph (1) above, should any judicial, regulatory or legislative entity having legal jurisdiction invalidate any exclusion on the Reinsured’s policy, any amount of loss for which the Reinsured is liable because of such invalidation will not be excluded hereunder.

3.	The Reinsured may submit to the Reinsurer, for special acceptance hereunder, business not covered by this Contract. Within seven days of receipt of such request, each Reinsurer shall accept such request, ask for additional information, or reject the request. If a Reinsurer fails to respond to a special acceptance request within seven days, the Reinsurer shall be deemed to have agreed to the special acceptance. If said business is accepted by the Reinsurer, it will be subject to the terms of this Contract, except as such terms are modified by such acceptance. Any special acceptance business covered under the reinsurance agreement being replaced by this Contract will be automatically covered hereunder. Further, in the event a Reinsurer becomes a party to this Contract subsequent to the special acceptance of any business not normally covered hereunder, the Reinsurer shall automatically accept the same as being a part of this Contract.

ARTICLE 6

RETENTION AND LIMIT

1.	As respects business subject to this Contract, the Reinsured shall retain and be liable for the first amount of Ultimate Net Loss, equal to the following:

a.	Reinsured’s Retention, as respects all loss or losses arising out of Loss Occurrences commencing during the Contract Year effective June 1, 2016, shall equal ****.

b.	Reinsured’s Retention, as respects all loss or losses arising out of Loss Occurrences commencing during the Contract Year effective June 1, 2017, shall equal the greater of the following:

i.	****; or

ii.	**** plus ****% of the Reinsured’s Policyholders’ Surplus as of December 31, 2016, rounded up to the nearest ****.

c.	Reinsured’s Retention, as respects all loss or losses arising out of Loss Occurrences commencing during the Contract Year effective June 1, 2018, shall equal the greater of the following:

i.	****; or

ii.	**** plus ****% of the Reinsured’s Policyholders’ Surplus as of December 31, 2017, rounded up to the nearest ****.

d.	Reinsured’s Retention, as respects all loss or losses arising out of Loss Occurrences commencing during the Contract Year effective June 1, 2019, shall equal the greater of the following:

i.	****; or

ii.	**** plus ****% of the Reinsured’s Policyholders’ Surplus as of December 31, 2018, rounded up to the nearest ****.

e.	Reinsured’s Retention, as respects all loss or losses arising out of Loss Occurrences commencing during the Contract Year effective June 1, 2020, shall equal the greater of the following:

i.	****; or

ii.	**** plus ****% of the Reinsured’s Policyholders’ Surplus as of December 31, 2019, rounded up to the nearest ****.

2.	The Reinsurer shall then be liable for the amount by which such Ultimate Net Loss exceeds the applicable Reinsured’s Retention, but the liability of the Reinsurer shall be limited as follows:

a.	For each Loss Occurrence in any Contract Year, the amount of the Reinsurer’s liability shall be limited to the First Event Occurrence Limit, as defined in paragraph (3) of this Article;

b.	In the event the First Event Occurrence Limit is exhausted from a loss or losses in a given Contract Year, the Reinsurer’s Reinstatement Occurrence Limit, as defined in paragraph (3) of this Article, shall apply to all loss or losses arising out of Loss Occurrences commencing during such Contract Year;

c.	The Reinsurer’s liability for all Loss Occurrences during the Term of this Contract that are categorized as First Event Loss Occurrences shall be limited to the First Event Coverage Term Aggregate Limit, as defined in paragraph (3) of this Article;

d.	The Reinsurer’s liability for all Loss Occurrences during the Term of this Contract that are categorized as Reinstatement Loss Occurrences shall be limited to the Reinstatement Term Aggregate Limit, as defined in paragraph (3) of this Article;

e.	The Reinsurer’s liability in any single Contract Year, subject always to the provisions of subparagraphs (c) and (d) above, shall be limited to that Contract Year’s applicable First Event Occurrence Limit plus the Reinstatement Occurrence Limit;

f.	The Reinsurer’s liability for all Loss Occurrences, regardless of being categorized as First Event or Reinstatement, during the Term of this Contract shall be limited to ****.

3.	Per the provisions of paragraph (2) above, the reinsurance limits are as follows:

a.	Reinsurer’s First Event Occurrence Limit and Reinstatement Occurrence Limit shall each be equal to:

i.	20% of **** for Contract Year effective June 1, 2016.

ii.	20% of **** plus 50% of the positive value, if any, of the Experience Account at May 31, 2017, for Contract Year effective June 1, 2017.

iii.	20% of **** plus 50% of the positive value, if any, of the Experience Account at May 31, 2018, for Contract Year effective June 1, 2018.

iv.	20% of **** plus 50% of the positive value, if any, of the Experience Account at May 31, 2019, for Contract Year effective June 1, 2019.

v.	20% of **** plus 50% of the positive value, if any, of the Experience Account at May 31, 2020, for Contract Year effective June 1, 2020.

b.	Reinsurer’s First Event Coverage Term Aggregate Limit shall be equal to 20% of ****.

c.	Reinsurer’s Reinstatement Term Aggregate Limit shall be equal to 20% of ****.

4.	Notwithstanding the provisions above, no claim shall be made under the terms and conditions of this Contract in any one Loss Occurrence unless at least two risks insured or reinsured by the Reinsured are involved in such Loss Occurrence. For purposes hereof, the Reinsured shall be the sole judge of what constitutes “one risk.”

ARTICLE 7

REINSURANCE PREMIUM

The Reinsured shall pay the Reinsurer an annual premium of 20% of ****, payable on June 1 of each Contract Year.

ARTICLE 8

EXPERIENCE ACCOUNT

1.	The Reinsurer shall establish a notional Experience Account for the benefit of the Reinsured equal to the following:

a.	Cumulative premium earned; less

b.	Accrued reinsurer margin equal to 30% of premium earned; less

c.	Cumulative net losses paid under this Contract; less

d.	Outstanding reserves as of the date of termination for unpaid Ultimate Net Loss ceded to this Contract.

Premium is earned as it is paid by the Reinsured and received by the Reinsurer.

2.	If the balance of the Experience Account is positive, the Reinsurer shall pay the Reinsured an amount equal to 90% of the balance upon termination of this Contract.

ARTICLE 9

DEFINITIONS

ULTIMATE NET LOSS

The term “Ultimate Net Loss” as used herein shall be defined as the sum or sums (including Loss in Excess of Policy Limits, Extra Contractual Obligations and Loss Adjustment Expense, as hereinafter defined) paid or payable by the Reinsured in settlement of claims and in satisfaction of judgments rendered on account of such claims after deduction of all salvage, all recoveries, and all claims on inuring insurance or reinsurance, whether collectible or not. Nothing herein shall be construed to mean that losses under this Contract are not recoverable until the Reinsured’s Ultimate Net Loss has been ascertained.

LOSS IN EXCESS OF POLICY LIMITS AND EXTRA CONTRACTUAL OBLIGATIONS

The terms “Loss in Excess of Policy Limits” and “Extra Contractual Obligations” as used herein shall be defined as follows:

a.	“Loss in Excess of Policy Limits” shall mean 100% of any amount paid or payable by the Reinsured in excess of its Policy limits, but otherwise within the terms of its Policy, such loss in excess of the Reinsured’s Policy limits having been incurred because of, but not limited to, failure by the Reinsured to settle within the Policy limits or by reason of the Reinsured’s alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of an action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such an action.

b.	“Extra Contractual Obligations” shall mean 100% of any punitive, exemplary, compensatory or consequential damages paid or payable by the Reinsured, not covered by any other provision of this Contract and which arise from the handling of any claim on business subject to this Contract, such liabilities arising because of, but not limited to, failure by the Reinsured to settle within the Policy limits or by reason of the Reinsured’s alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of an action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such an action. An Extra Contractual Obligation shall be deemed, in all circumstances, to have occurred on the same date as the loss covered or alleged to be covered under the Policy.

Notwithstanding anything stated herein, this Contract shall not apply to any Loss in Excess of Policy Limits or any Extra Contractual Obligation incurred by the Reinsured as a result of any fraudulent and/or criminal act by any officer or director of the Reinsured acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

Further, any Loss in Excess of Policy Limits and/or Extra Contractual Obligations that are made in connection with this Contract shall not exceed 25% of the contractual loss under all Policies involved in the Loss Occurrence as respects each excess layer hereunder.

LOSS ADJUSTMENT EXPENSE

The term “Loss Adjustment Expense” as used herein shall be defined as expenses assignable to the investigation, appraisal, adjustment, settlement, litigation, defense, and/or appeal of claims, regardless of how such expenses are classified for statutory reporting purposes. Loss Adjustment Expense shall include, but not be limited to, interest on judgments, expenses of outside adjusters, expenses and a pro rata share of salaries of the Reinsured’s field employees and expenses of other employees of the Reinsured who have been temporarily diverted from their normal and customary duties and assigned to the adjustment of losses covered by this Contract, expenses of the Reinsured’s officials incurred in connection with losses covered by this Contract, and Declaratory Judgment Expenses or other legal expenses and costs incurred in connection with coverage questions and legal actions connected thereto. Loss Adjustment Expense shall not include normal office expenses or salaries of the Reinsured’s employees or officials.

DECLARATORY JUDGMENT EXPENSE

The term “Declaratory Judgment Expense” as used herein shall be defined as the Reinsured’s own costs and legal expense incurred in direct connection with declaratory judgment actions brought to determine the Reinsured’s defense and/or indemnification obligations that are assignable to specific claims arising out of Policies reinsured by this Contract, regardless of whether the declaratory judgment action is successful or unsuccessful. Any Declaratory Judgment Expense shall be deemed to have been fully incurred by the Reinsured on the same date as the original loss (if any) giving rise to the action.

CONTRACT YEAR

“Contract Year” as used herein shall be defined as the period from 12:00:01 a.m., Eastern Time, June 1, 2016, through 11:59:59 p.m., Eastern Time, May 31, 2017, and each subsequent 12-month period thereafter that this Contract continues in force. However, if this Contract is terminated, the final Contract Year shall be from the beginning of the then current Contract Year to the effective time and date of termination.

TERM OF THIS CONTRACT

“Term of this Contract” as used herein shall be defined as the period from 12:00:01 a.m., Eastern Time, June 1, 2016, through 11:59:59 p.m., Eastern Time, May 31, 2021. However, if this Contract is terminated, Term of this Contract as used herein shall mean the period from 12:00:01 a.m., Eastern Time, June 1, 2016 to the effective time and date of termination.

ARTICLE 10

LOSS OCCURRENCE DEFINITION

LOSS OCCURRENCE

1.	The term “Loss Occurrence” shall mean the sum of all individual losses directly occasioned by any one disaster, accident or loss or series of disasters, accidents or losses arising out of one event which occurs within the area of one state of the United States or province of Canada and states or provinces contiguous thereto and to one another. However, the duration and extent of any one Loss Occurrence shall be limited to all individual losses sustained by the Reinsured occurring during any period of 168 consecutive hours arising out of and directly occasioned by the same event except that the term Loss Occurrence shall be further defined as follows:

a.	As regards windstorm, hail, tornado, hurricane, cyclone, including ensuing collapse and water damage, all individual losses sustained by the Reinsured occurring during any period of 96 consecutive hours arising out of and directly occasioned by the same event. However, the event need not be limited to one state or province or states or provinces contiguous thereto.

b.	As regards riot, riot attending a strike, civil commotion, vandalism and malicious mischief, all individual losses sustained by the Reinsured occurring during any period of 96 consecutive hours within the area of one municipality or county and the municipalities or counties contiguous thereto arising out of and directly occasioned by the same event. The maximum duration of 96 consecutive hours may be extended in respect of individual losses which occur beyond such 96 consecutive hours during the continued occupation of an assured’s premises by strikers, provided such occupation commenced during the aforesaid period.

c.	As regards earthquake (the epicenter of which need not necessarily be within the territorial confines referred to in the opening paragraph of this Article) and fire following directly occasioned by the earthquake, only those individual fire losses which commence during the period of 168 consecutive hours may be included in the Reinsured’s Loss Occurrence.

d.	As regards freeze, only individual losses directly occasioned by collapse, breakage of glass and water damage (caused by bursting of frozen pipes and tanks) may be included in the Reinsured’s Loss Occurrence.

e.	As regards firestorms, brush fires and any other fires or series of fires, irrespective of origin (except as provided in subparagraphs (b) and (c) above), which spread through trees, grassland or other vegetation, all individual losses sustained by the Reinsured which occur during any period of 168 consecutive hours within the area of one state of the United States or province of Canada and states or provinces contiguous thereto and to one another may be included in the Reinsured’s Loss Occurrence.

2.	For all Loss Occurrences the Reinsured may choose the date and time when any such period of consecutive hours commences provided that it is not earlier than the date and time of the occurrence of the first recorded individual loss sustained by the Reinsured arising out of that disaster, accident or loss and provided that only one such period of 168 consecutive hours shall apply with respect to one event, except for any Loss Occurrence referred to in subparagraph (a) or (b) of paragraph (1) above where only one such period of 96 consecutive hours shall apply with respect to one event, regardless of the duration of the event.

3.	No individual losses occasioned by an event that would be covered by the 96 hours clauses may be included in any Loss Occurrence claimed under the 168 hours provision.

ARTICLE 11

ACCESS TO RECORDS

The Reinsurer or its designated representatives shall have access to the books and records of the Reinsured on matters relating to this reinsurance at all reasonable times, and at the location where such books and records are maintained in the ordinary course of business, for the purpose of obtaining and making copies of information concerning this Contract or the subject matter thereof. Notification of a request for inspection of records shall be sent to the Reinsured by the Reinsurer in written form. The Reinsurer’s right of audit and inspection shall continue as long as either party has a claim against the other arising out of this Contract.

ARTICLE 12

AGENCY

If no more than one reinsured company is named as a party to this Contract, the first named company shall be deemed the agent of the other reinsured companies for purposes of sending or receiving notices required by the terms and conditions of this Contract, and for purposes of remitting or receiving any monies due any party.

ARTICLE 13

ARBITRATION

1.	As a condition precedent to any right of action hereunder, in the event of any dispute or difference of opinion hereafter arising with respect to this Contract, it is hereby mutually agreed that such dispute or difference of opinion shall be submitted to arbitration. One Arbiter shall be chosen by the Reinsured, the other by the Reinsurer, and an Umpire shall be chosen by the two Arbiters before they enter upon arbitration, all of whom shall be active or retired disinterested executive officers of insurance or reinsurance companies or Underwriters at Lloyd’s. In the event that either party should fail to choose an Arbiter within 30 days following a written request by the other party to do so, the requesting party may choose two Arbiters who shall in turn choose an Umpire before entering upon arbitration. If the two Arbiters fail to agree upon the selection of an Umpire within 30 days following their appointment, the two Arbiters shall request the American Arbitration Association to appoint the Umpire. If the American Arbitration Association fails to appoint the Umpire within 30 days after it has been requested to do so, either party may request a justice of a court of general jurisdiction of the state in which the arbitration is to be held to appoint the Umpire.

2.	Each party shall present its case to the Arbiters within 30 days following the date of appointment of the Umpire. The Arbiters shall consider this Contract as an honorable engagement rather than merely as a legal obligation and they are relieved of all judicial formalities and may abstain from following the strict rules of law. The decision of the Arbiters shall be final and binding on both parties; but failing to agree, they shall call in the Umpire and the decision of the majority shall be final and binding upon both parties. Judgment upon the final decision of the Arbiters may be entered in any court of competent jurisdiction.

3.	If more than one reinsurer is involved in the same dispute, all such reinsurers shall, at the option of the Reinsured, constitute and act as one party for purposes of this Article and communications shall be made by the Reinsured to each of the reinsurers constituting one party, provided, however, that nothing herein shall impair the rights of such reinsurers to assert several, rather than joint, defenses or claims, nor be construed as changing the liability of the reinsurers participating under the terms of this Contract from several to joint.

4.	Each party shall bear the expense of its own Arbiter, and shall jointly and equally bear with the other the expense of the Umpire and of the arbitration. In the event that the two Arbiters are chosen by one party, as above provided, the expense of the Arbiters, the Umpire and the arbitration shall be equally divided between the two parties.

5.	Any arbitration proceedings shall take place at a location mutually agreed upon by the parties to this Contract. Notwithstanding the location of the arbitration, all proceedings pursuant hereto shall be governed by the law of the State of Florida.

ARTICLE 14

CONFIDENTIALITY

1.	The Reinsurer hereby acknowledges that the terms and conditions of this Contract, any materials provided in the course of audit or inspection and any documents, information and data provided to it by the Reinsured, whether directly or through an authorized agent, in connection with the placement and execution of this Contract (hereinafter referred to as “Confidential Information”) are proprietary and confidential to the Reinsured. Confidential Information shall not include documents, information or data that the Reinsurer can show:

a.	Are publicly available or have become publicly available through no unauthorized act of the Reinsurer;

b.	Have been rightfully received from a third person without obligation of confidentiality; or

c.	Were known by the Reinsurer prior to the placement of this Contract without an obligation of confidentiality.

2.	Absent the written consent of the Reinsured, the Reinsurer shall not disclose any Confidential Information to any third parties, including any affiliated companies (except to the extent necessary to enable affiliated companies or third parties engaged by the Reinsurer to perform services related to this Contract on behalf of the Reinsurer), except:

a.	When required by retrocessionaires subject to the business ceded to this Contract;

b.	When required by regulators performing an audit of the Reinsurer’s records and/or financial condition;

c.	When required by external auditors performing an audit of the Reinsurer’s records in the normal course of business;

d.	When required by attorneys in connection with an actual or potential dispute hereunder; or

e.	When required for the Reinsurer’s internal operations directly related to carrying out the terms and conditions of this Contract.

Further, the Reinsurer agrees not to use any Confidential Information for any purpose not related to the performance of its obligations or enforcement of its rights under this Contract.

3.	With regard to any personally identifiable information of the insured under the Reinsured’s Policy to which the Reinsurer or its representatives may have access, the Reinsurer shall agree to be bound by the insurance privacy laws of the state in which the Policy is issued and any applicable U.S. federal law and shall keep such information secure in accordance with U.S. insurance industry standards or that of the Reinsurer’s country of domicile, whichever standards are higher.

4.	Notwithstanding the above, in the event that the Reinsurer is required by court order, other legal process or any regulatory authority to release or disclose any or all of the Confidential Information, the Reinsurer agrees to provide the Reinsured with written notice of same at least 10 days prior to such release or disclosure and to use its best efforts to assist the Reinsured in maintaining the confidentiality provided for in this Article.

5.	The provisions of this Article shall extend to the officers, directors, shareholders and employees of the Reinsurer and its affiliates, and shall be binding upon their successors and assigns.

ARTICLE 15

COLLATERAL

1.	As promptly as possible following execution of this Contract, the Reinsurer (as Grantor) shall enter into a Trust Agreement (the “Trust Agreement”) with the Reinsured (as Beneficiary) and the trustee, pursuant to which the Reinsurer shall provide collateral in the form of eligible Assets deposited and held in a Trust Account, with such Assets having a market value greater than or equal to the total annual limit of liability detailed in the Retention and Limit Article less the annual premium detailed in the Reinsurance Premium Article (the “Collateral”). It is understood that the annual premium detailed in the Reinsurance Premium Article shall be deposited into the Trust Account.

2.	The Reinsured agrees that if the Reinsurer makes indemnity payment(s) to the Reinsured under this Contract, the Reinsurer may withdraw Assets from the Trust Account, reducing the market value of Assets in the Trust Account to an amount at least equal to the unused Reinsurance Limit, in accordance with the provisions of the Trust Agreement.

3.	The Trust Fund may be drawn upon by the Reinsured at any time and the Assets may be used at the Reinsured’s option in accordance with the provisions of the Trust Agreement.

4.	At any time prior to expiration or termination of this Contract, if the value of the Assets in the Trust Account is less than the Reinsurer’s Obligations hereunder, the Reinsurer shall deposit the difference into the Trust Account within 10 business days.

5.	Except as provided in the Collateral Release Article, the Reinsured agrees to release the Assets in the Trust Account required under this Article as promptly as provided in the Trust Agreement.

ARTICLE 16

COLLATERAL RELEASE

1.	At the expiration or termination of this Contract, if the Trust has not yet been terminated, the Reinsured shall calculate for each Coverage Section, on a monthly basis, how much, if any, of the collateral shall be released from the Trust as follows:

a.	For each potentially covered Loss Occurrence, the Reinsured shall multiply the Loss Amount (being equal to the sum of losses and Loss Adjustment Expense paid plus reserves for losses and Loss Adjustment Expense outstanding plus reserves for losses incurred but no yet reported) by the appropriate Buffer Loss Factor from the table below, based upon the type of Loss Occurrence and the number of months which have elapsed since the event. The product of this calculation shall be defined as the Buffered Loss Amount (“BLA”).

Buffer Loss Factor Table

Number of Calendar Months Since Date of Loss Occurrence	Windstorm*/ Brushfire	Earthquake and Fire Following	Other
0 to 3	200%	300%	250%
>3 to 6	150%	200%	175%
>6 to 9	125%	175%	150%
>9 to 12	110%	150%	130%
>12 to 15	105%	125%	115%
>15 to 18	100%	120%	110%
Thereafter	100%	100%	100%

*	For the purpose of this Article, the term “Windstorm” shall include Hurricane, Rainstorm, Storm, Tempest, Tornado, Cyclone, Typhoon and Hail.

b.	The BLA will be reduced by the applicable retention detailed in the Retention and Limit Article, and any inuring reinsurance recoveries to compute the Presumed Ultimate Net Loss. The Presumed Ceded Loss will be defined as the lesser of 20% of the Presumed Ultimate Net Loss and the limit per the Retention and Limit Article.

c.	The Presumed Total Ceded Loss will equal the lesser of the limit per the Retention and Limit Article and the Presumed Ceded Loss. An Amount equal to the Presumed Total Ceded Loss less losses paid by the Reinsurer under this Contract shall be retained in the Trust and any excess in the Trust shall be released to the Reinsurer.

d.	Notwithstanding the aforementioned, at June 1, 2016, the parties agree to consider the release of collateral. The intention is to release collateral for all limits for which there is essentially no possibility of loss from past or future events before the expiration of this Contract. All collateral securing what the parties agree are unreachable limits will be released within three business days.

e.	Thirty-six months following the expiration of this Contract, the Reinsurer shall have the option to commute this Contract by sending the Reinsured written notice thereof. In such event, the Reinsurer shall pay to the Reinsured an amount equal to the loss and loss adjustment expense reserves hereunder, including reserves for incurred but not reported losses, as estimated by the Reinsured, which would be recoverable hereunder. Upon the Reinsurer’s payment of such amount, both parties shall be completely released from all liability under this Contract, whether known or unknown.

2.	So long as there is any security on deposit in the Trust, the Reinsured shall perform the calculation set forth above within 10 business days after the end of each month and deliver a report substantially in the form of the Collateral Calculation Table attached to this Contract to the Reinsurer and the Trustee named in the Trust Agreement. Collateral will be adjusted monthly based on this calculation. To the extent the calculation indicates that collateral may be reduced, the delivery of the report to the Trustee will constitute a directive to return excess collateral to the Reinsurer. In the event the calculation indicates additional collateral is required, the Reinsurer will have 10 business days from receipt of the report to deposit the required collateral into the Trust.

ARTICLE 17

CURRENCY

6.	Whenever the word “Dollars” or the “$” sign appears in this Contract, they shall be construed to mean United States Dollars and all transactions under this Contract shall be in United States Dollars.

7.	Amounts paid or received by the Reinsured in any other currency shall be converted to United States Dollars at the rate of exchange at the date such transaction is entered on the books of the Reinsured.

ARTICLE 18

ENTIRE AGREEMENT

This Contract and any related trust agreement, Letter of Credit and/or special acceptance, shall constitute the entire agreement between the parties hereto with respect to the business being reinsured hereunder, and there are no understandings between the parties hereto other than as expressed in this Contract. Any change or modification to this Contract shall be null and void unless made by written amendment to this Contract and signed by a duly authorized officer of each of the parties hereto.

ARTICLE 19

ERROR AND OMISSIONS

Inadvertent delays, errors or omissions made in connection with this Contract or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission is rectified as soon as possible after discovery.

ARTICLE 20

FEDERAL EXCISE TAX

1.	The Reinsurer has agreed to allow for the purpose of paying the Federal Excise Tax the applicable percentage of the premium payable hereon (as imposed under Section 4371 of the Internal Revenue Code) to the extent such premium is subject to the Federal Excise Tax.

2.	In the event of any return of premium becoming due hereunder, the Reinsurer will deduct the applicable percentage from the return premium payable hereon and the Reinsured or its agent should take steps to recover the tax from the United States Government.

ARTICLE 21

GOVERNING LAW

This Contract shall be governed by and construed in accordance with the laws of the State of Florida.

ARTICLE 22

INSOLVENCY

1.	If more than one reinsured company is included within the definition of “Reinsured” hereunder, this Article shall apply individually to each such company.

2.	In the event of the insolvency of one or more of the Reinsured’s companies, this reinsurance shall be payable directly to the Reinsured or to its liquidator, receiver, conservator or statutory successor, with reasonable provision for verification, on the basis of the liability of the Reinsured or on the basis of claims files and allowed in the liquidation proceeding, whichever may be required by applicable statute, without diminution because of the insolvency of the Reinsured or because the liquidator, receiver, conservator or statutory successor of the Reinsured has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Reinsured shall give written notice to the Reinsurer of the pendency of a claim against the Reinsured indicating the policy or bond reinsured which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the Reinsured or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the court, against the Reinsured as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the Reinsured solely as a result of the defense undertaken by the Reinsurer.

3.	Where two or more Reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Contract as though such expense had been incurred by the Reinsured.

4.

It is further understood and agreed that, in the event of the insolvency of one or more of the Reinsured’s companies, the reinsurance under this Contract shall be payable directly by the Reinsurer to the Reinsured or to its liquidator, receiver or statutory successor, except as provided by Section 4118(a) of the New York Insurance Law or except (1) where this Contract specifically provides another payee or other party as more specifically limited by any statute or regulation applicable hereto, of such reinsurance in the event of the insolvency of the Reinsured or (2) where the Reinsurer with the consent of the direct insured or insureds has assumed such Policy obligations of the Reinsured as direct obligations of the Reinsurer to the payees under such policies and in substitution for the obligations of the Reinsured to such payees. However, the exceptions provided in (1) and (2) above shall apply only to the extent that applicable statutes or regulations specifically permit such exceptions.

ARTICLE 23

LATE PAYMENTS

1.	The provisions of this Article shall not be implemented unless specifically invoked, in writing, by one of the parties to this Contract.

2.	In the event any premium, loss or other payment due either party is not received by the payment due date, the party to whom payment is due may require the debtor party to pay, and the debtor party agrees to pay, an interest penalty on the amount past due calculated for each such payment on the last business day of each month as follows:

a.	The number of full days which have expired since the due date or the last monthly calculation, whichever the lesser; times

b.	0.016%; times

c.	The amount past due, including accrued interest.

It is agreed that interest shall accumulate until payment of the original amount due plus interest penalties have been received by the party to whom payment is due.

3.	If the interest rate provided under this Article exceeds the maximum interest rate allowed by any applicable law or is held unenforceable by an arbitrator or a court of competent jurisdiction, such interest rate shall be modified to the highest rate permitted by the applicable law, and all remaining provisions of this Article and Contract shall remain in full force and effect without being impaired or invalidated in any way.

4.	The establishment of the due date shall, for purposes of this Article, be determined as follows:

a.	As respects the payment of routine deposits and premiums due the Reinsurer, the due date shall be as provided for in the applicable section of this Contract. In the event a due date is not specifically stated for a given payment, it shall be deemed due 30 days after the date of transmittal of the initial billing for each such payment.

b.	Any claim or loss payment due the Reinsured hereunder shall be deemed due 30 days after the proof of loss or demand for payment is transmitted to the Reinsurer. If such loss or claim payment is not received within the 30 days, interest will accrue on the payment amount overdue in accordance with paragraphs (2) and (3) above, from the date the proof of loss or demand for payment was transmitted to the Reinsurer.

c.	As respects any payment, adjustment or return due either party not otherwise provided for in subparagraphs (a) and (b) of this paragraph, the due date shall be as provided for in the applicable section of this Contract. In the event a due date is not specifically stated for a given payment, it shall be deemed due 30 days following transmittal of written notification that the provisions of this Article have been invoked.

5.	Nothing herein shall be construed as limiting or prohibiting a Reinsurer from contesting the validity of any claim, or from participating in the defense of any claim or suit, or prohibiting either party from contesting the validity of any payment or from initiating any arbitration or other proceeding in accordance with the provisions of this Contract. If the debtor party prevails in an arbitration or other proceeding, then any interest penalties due hereunder on the amount in dispute shall be null and void. If the debtor party loses in such proceeding, then the interest penalty on the amount determined to be due hereunder shall be calculated in accordance with the provisions set forth above unless otherwise determined by such proceedings. If a debtor party advances payment of any amount it is contesting, and proves to be correct in its contestation, either in whole or in part, the other party shall reimburse the debtor party for any such excess payment made plus interest on the excess amount calculated in accordance with this Article.

6.	Interest penalties arising out of the application of this Article that are $1,000 or less from any party shall be waived unless there is a pattern of late payments consisting of three or more items over the course of any 12-month period.

ARTICLE 24

LIABILITY OF THE REINSURER

1.	The liability of the Reinsurer shall follow that of the Reinsured in every case and be subject in all respects to all the general and specific stipulations, clauses, waivers, interpretations and modifications of the Reinsured’s Policies and any endorsements thereon. However, in no event shall this be construed in any way to provide coverage outside the terms and conditions set forth in this Contract.

2.	Nothing herein shall in any manner create any obligations or establish any rights against the Reinsurer in favor of any third party or any persons not parties to this Contract.

ARTICLE 25

LIMITED RECOURSE AND BERMUDA REGULATIONS

1.	The liability of the Reinsurer for the performance and discharge of all of its obligations, however they may arise, in relation to this Contract (together “Obligations” for purposes of this Article), shall be limited to and payable solely from the proceeds of realization of the assets of the Reinsurance Trust and accordingly there shall be no recourse to any other assets of the Reinsurer, whether or not allocated to any other segregated portfolio or the general account of the Reinsurer. In the event that the proceeds of realization of the assets of the Reinsurance Trust are insufficient to meet all Obligations, any Obligations remaining after the application of such proceeds shall be extinguished, and the Reinsured undertakes in such circumstances to take no further action against the Reinsurer in respect of any such Obligations. In particular, neither the Reinsured nor any party acting on its behalf shall petition of take any steps for the winding up or receivership of the Reinsurer.

2.	Notwithstanding any matter referred to herein, the Reinsured understands and accepts that the Reinsurer is a segregated portfolio (of the Reinsurer) and that all corporate matters relating to the creation of the Reinsurer, capacity of the Reinsurer, operation and liquidation of the Reinsurer and any matters relating to the Reinsurer thereof shall be governed by, and construed in accordance with, the laws of the Bermuda. The Reinsurer has had the opportunity to take advice and to obtain all such additional information that it considers necessary to evaluate the terms, conditions and risks of entering into this Contract with the Reinsurer.

ARTICLE 26

LOSS NOTICES AND SETTLEMENTS

1.	Whenever losses sustained by the Reinsured appear likely to result in a claim hereunder, the Reinsured shall notify the Reinsurer, and the Reinsurer shall have the right to participate in the adjustment of such losses at its own expense.

2.	All loss settlements made by the Reinsured, provided they are within the terms of this Contract, shall be binding upon the Reinsurer, and the Reinsurer agrees to pay all amounts for which it may be liable upon receipt of reasonable evidence of the amount paid (or scheduled to be paid within 14 days) by the Reinsured. Notwithstanding the foregoing, and subject to the provisions set forth under paragraph (2) of the Exclusions Article, should any judicial, regulatory, or legislative entity having legal jurisdiction require that the Reinsured be liable for any amounts that are otherwise outside the terms of the Reinsured’s original Policies, the Reinsurer agrees that such amounts shall be subject always to the terms and conditions of this Contract.

ARTICLE 27

NON-WAIVER

The failure of the Reinsured or the Reinsurer to insist on compliance with this Contract or to exercise any right or remedy hereunder shall not constitute a waiver of any rights or remedies contained herein nor prevent either party from thereafter demanding full and complete compliance nor prevent either party from exercising such rights or remedies with respect to similar situations in the future.

ARTICLE 28

NOTICES AND AGREEMENT EXECUTION

1.	Whenever a notice, statement, report or any other written communication is required by this Contract, unless otherwise specified, such notice, statement, report or other written communication may be transmitted by certified or registered mail, nationally or internationally recognized express delivery service, personal delivery, electronic mail, or facsimile. With the exception of notices of termination, first class mail is also acceptable.

2.	The use of any of the following shall constitute a valid execution of this Contract or any amendments thereto:

a.	Paper documents with an original ink signature;

b.	Facsimile or electronic copies of paper documents showing an original ink signature; and/or

c.	Electronic records with an electronic signature made via an electronic agent. For the purposes of this Contract, the terms “electronic record”, “electronic signature” and “electronic agent” shall have the meanings set forth in the Electronic Signatures in Global and National Commerce Act of 2000 or any amendments thereto.

3.	This Contract may be executed in one or more counterparts, each of which, when duly executed, shall be deemed an original.

ARTICLE 29

OFFSET

The Reinsured and the Reinsurer, each at its option, may offset any balance or balances, whether on account of premiums, claims and losses, Loss Adjustment Expenses or salvages due from one party to the other under this Contract; provided, however, that in the event of the insolvency of a party hereto, offsets shall only be allowed in accordance with applicable statutes and regulations.

ARTICLE 30

OTHER REINSURANCE

The Reinsured shall be permitted to carry other reinsurance, recoveries under which shall inure solely to the benefit of the Reinsured and be entirely disregarded in applying all of the provisions of this Contract.

ARTICLE 31

SALVAGE AND SUBROGATION

The Reinsurer shall be credited with salvage (i.e., reimbursement obtained or recovery made by the Reinsured, less the actual cost, excluding salaries of officials and employees of the Reinsured and sums paid to attorneys as retainer, of obtaining such reimbursement or making such recovery) on account of claims and settlements involving reinsurance hereunder. Salvage thereon shall always be used to reimburse the excess carriers in the reverse order of their priority according to their participation before being used in any way to reimburse the Reinsured for its primary loss. The Reinsured hereby agrees to enforce its rights to salvage or subrogation relating to any loss, a part of which loss was sustained by the Reinsurer, and to prosecute all claims arising out of such rights if, in the Reinsured’s opinion, it is economically reasonable to do so.

ARTICLE 32

SERVICE OF SUIT

(Applicable if the Reinsurer is not domiciled in the United States of America, and/or is not authorized in any State, Territory or District of the United States where authorization is required by insurance regulatory authorities.)

1.	This Article will not be read to conflict with or override the obligations of the parties to arbitrate their disputes as provided for in the Arbitration Article. This Article is intended as an aid to compelling arbitration or enforcing such arbitration or arbitral award, not as an alternative to the Arbitration Article for resolving disputes arising out of this Contract.

2.	In the event the Reinsurer fails to pay any amount claimed to be due hereunder or fails to otherwise perform its obligations hereunder, the Reinsurer, at the request of the Reinsured, will submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer’s rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States. The Reinsurer, once the appropriate court is accepted by the Reinsurer or is determined by removal, transfer or otherwise, as provided for above, will comply with all requirements necessary to give said court jurisdiction and, in any suit instituted against any of the Reinsurers upon this Contract, will abide by the final decision of such court or of any Appellate Court in the event of an appeal.

3.	Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefor, the Reinsurer hereby designates the Office of the General Counsel, Berkshire Hathaway Insurance Group, 100 First Stamford Place, Suite 200, Stamford CT 06902, upon whom service of process may be served by any lawful process in any action, suit or proceeding instituted by or on behalf of the Reinsured or any beneficiary hereunder arising out of this Contract.

ARTICLE 33

SEVERABILITY

If any provision of this Contract shall be rendered illegal or unenforceable by the laws, regulations or public policy of any state, such provision shall be considered void in such state, but this shall not affect the validity or enforceability of any other provision of this Contract or the enforceability of such provision in any other jurisdiction.

ARTICLE 34

TAXES

In consideration of the terms under which this Contract is issued, the Reinsured will not claim a deduction in respect of the premium hereon when making tax returns, other than income or profits tax returns, to any state or territory of the United States of America of the District of Columbia.

ARTICLE 35

THIRD PARTY RIGHTS

This Contract is solely between the Reinsured and the Reinsurer, and in no instance shall any other party have any rights under this Contract except as expressly provided otherwise in the Insolvency Article.

ARTICLE 36

COMMUNICATIONS

All communication (including but not limited to notices, reports and statements) relating to this Contract and all payments (including but not limited to premium, return premium, commissions, taxes, losses, Loss Adjustment Expense, salvages and loss settlements) under this Contract shall be made directly between the Reinsured and the Reinsurer.

COLLATERAL CALCULATION TABLE

WORKING LAYER CATASTROPHE EXCESS OF LOSS REINSURANCE CONTRACT

EFFECTIVE: JUNE 1, 2016

Issued to

HOMEOWNERS CHOICE PROPERTY & CASUALTY INSURANCE COMPANY, INC.

TAMPA, FLORIDA

Collateral Release Calculation as of [ ]
Line No.	Col. 1	Col. 2	Col. 3	Col. 4	Col. 5	Col. 6	Col. 7	Col. 8	Col. 9
	Date of Loss Event	Description	Loss Amount	Buffer Loss Factor	Buffer Loss Amount (Col. 3 x Col. 4)	Inuring Reinsurance Coverage	Buffered Loss Amount net of Inuring Reinsurance (Col. 5 - Col. 6)	Less $[] Retention	Balance (Col. 7 - Col. 8)
1A
1B
1C
1D
1E
1F

NUCLEAR INCIDENT EXCLUSION CLAUSE - PHYSICAL DAMAGE – REINSURANCE U.S.A.

1.	This Reinsurance does not cover any loss or liability accruing to the Reinsured, directly or indirectly, and whether as Insurer or Reinsurer, from any Pool of Insurers or Reinsurers formed for the purpose of covering Atomic or Nuclear Energy risks.

2.	Without in any way restricting the operation of paragraph (1) of this clause, this Reinsurance does not cover any loss or liability accruing to the Reinsured, directly or indirectly and whether as Insurer or Reinsurer, from any insurance against Physical Damage (including business interruption or consequential loss arising out of such Physical Damage) to:

I.	Nuclear reactor power plants including all auxiliary property on the site, or

II.	Any other nuclear reactor installation, including laboratories handling radioactive materials in connection with reactor installations, and “critical facilities” as such, or

III.	Installations for fabricating complete fuel elements or for processing substantial quantities of “special nuclear material”, and for reprocessing, salvaging, chemically separating, storing or disposing of “spent” nuclear fuel or waste materials, or

IV.	Installations other than those listed in paragraph (2) III above using substantial quantities of radioactive isotopes or other products of nuclear fission.

3.	Without in any way restricting the operations of paragraphs (1) and (2) hereof, this Reinsurance does not cover any loss or liability by radioactive contamination accruing to the Reinsured, directly or indirectly, and whether as Insurer or Reinsurer, from any insurance on property which is on the same site as a nuclear reactor power plant or other nuclear installation and which normally would be insured therewith except that this paragraph (3) shall not operate

(a)	where Reinsured does not have knowledge of such nuclear reactor power plant or nuclear installation, or

(b)	where said insurance contains a provision excluding coverage for damage to property caused by or resulting from radioactive contamination, however caused. However on and after 1st January 1960 this sub-paragraph (b) shall only apply provided the said radioactive contamination exclusion provision has been approved by the Governmental Authority having jurisdiction thereof.

4.	Without in any way restricting the operations of paragraphs (1), (2) and (3) hereof, this Reinsurance does not cover any loss or liability by radioactive contamination accruing to the Reinsured, directly or indirectly, and whether as Insurer or Reinsurer, when such radioactive contamination is a named hazard specifically insured against.

5.	It is understood and agreed that this clause shall not extend to risks using radioactive isotopes in any form where the nuclear exposure is not considered by the Reinsured to be the primary hazard.

6.	The term “special nuclear material” shall have the meaning given it in the Atomic Energy Act of 1954 or by any law amendatory thereof.

7.	Reinsured to be sole judge of what constitutes:

(a)	substantial quantities, and

(b)	the extent of installation, plant or site.

Note: Without in any way restricting the operation of paragraph (1) hereof, it is understood and agreed that

(a)	all Policies issued by the Reinsured on or before 31st December 1957 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960 whichever first occurs whereupon all the provisions of this Clause shall apply.

(b)	with respect to any risk located in Canada Policies issued by the Reinsured on or before 31st December 1958 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960 whichever first occurs whereupon all the provisions of this Clause shall apply.

SANCTION LIMITATION AND EXCLUSION CLAUSE

No reinsurer shall be deemed to provide cover and no reinsurer shall be liable to pay any claim or provide any benefit hereunder to the extent that the provision of such cover, payment of such claim or provision of such benefit would expose that reinsurer to any sanction, prohibition or restriction under United Nations resolutions or the trade or economic sanctions, laws or regulation of the European Union, United Kingdom or United States of America.